                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                   WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[_] Check this box if
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
    Whitney                       Richard                             K
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    21250 Hawthorne Bl. # 800
--------------------------------------------------------------------------------
                                   (Street)

    Torrance                         CA                               90503
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
--------------------------------------------------------------------------------

2.  Issuer Name and Ticker or Trading Symbol Davita Inc. (DVA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year  02/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)
    Chief Financial Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/04/02    /1/M            5,000        A      $ 2.6875                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/04/02    /2/S            5,000        D      $  24.00                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/05/02    /1/M            5,000        A      $ 2.6875                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/05/02    /2/S            5,000        D      $  23.96                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/07/02    /1/M            5,000        A      $ 2.6875                             D
------------------------------------------------------------------------------------------------------------------------------------

                                                                          (Over)

                                                                 SEC 1474 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                   Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[_] Check this box if
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
       Whitney                      Richard                           K.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
--------------------------------------------------------------------------------
                                   (Street)
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          02/07/02  2S               5,000         D         $23.74                         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          02/11/02  1M               5,000         A         $2.6875                        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          02/11/02  2S               5,000         D         $23.21                         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          02/12/02  1M               5,000         A         $2.6875                        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK          02/12/02  2S               5,000         D         $23.53                         D
------------------------------------------------------------------------------------------------------------------------------------

                                                                          (Over)

                                                                 SEC 1474 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)
  (v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control Number.

  +--------+                                    /------------------------------/
  | FORM 4 |                                    /        OMB APPROVAL          /
  +--------+                                    /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
[_] Check this box if
    no longer subject    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Whitney                         Richard                           K
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/13/02   1M             5,000           A    $2.6875                                D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/13/02   2S             5,000           D    $24.24                                D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/19/02   1M             5,000           A    $2.6875                               D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/19/02   2S             5,000           D    $24.00                                D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/21/02   1M             5,000           A    $2.6875                               D
------------------------------------------------------------------------------------------------------------------------------------

                                                                          (Over)

                                                                 SEC 1474 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Protential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
| FORM 4 |                   Washington, D.C. 20549
+--------+
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[_] Check this box if
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Whitney                     Richard                         K
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                    (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/21/02  2S               5,000        D         $ 23.93                         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/22/02  1M               5,000        A         $2.6875                         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK           02/22/02  2S               5,000        D         $ 23.01    $20,711              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                          (Over)

                                                                 SEC 1474 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)
(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------------
                                                                           Code      V            (A)         (D)
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/04/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/05/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/07/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/11/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/12/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/13/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/19/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/21/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS (RIGHT TO BUY)       $2.6875             02/22/02            4M                                  5,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-        7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and          Underlying Securities        of          of Deriv-         ship         ture
                                 Expiration           (Instr. 3 and 4)            Deriv-        ative            Form        of In-
                                 Date                                              ative       Secur-           of De-       direct
                                 (Month/Day/                                      Secur-        ities           rivative      Bene-
                                 Year)                                              ity         Bene-          Securities    ficial
                                                                                  (Instr.      ficially         Bene-        Owner-
                               --------------------------------------------         5)          Owned          ficially       ship
                               Date       Expira-                      Amount or                at End         Owned at     (Instr.
                               Exer-      tion         Title           Number of                  of            End of         4)
                               cisable    Date                         Shares                   Month           Month(1)
                                                                                              (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0                          D
------------------------------------------------------------------------------------------------------------------------------------
                              03/29/01    03/29/05     Common Stock     5,000       $0         215,985          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


    SEE ATTACHED PAGE

                                                                                   /s/ Richard K. Whitney                3/8/02
    **    Intentional misstatements or omissions of facts constitute Federal      -------------------------------     -------------
          Criminal Violations.                                                    **Signature of Reporting Person         Date
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                                              Page 2
    Note: File three copies of this Form, one of which must be manually           WHITNEY, RICHARD K.                  SEC1474(3-99)
          signed.                                                                 21250 HAWTHORNE Bl; SUITE 800
          If space provided is insufficient, see Instruction 6 for procedure.     TORRANCE, CA 90503
                                                                                  DAVITA INC. (DVA)
    Potential persons who are to respond to the collection of information         02/2002
    contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 4 (Continued) Explanation of Responses

Note: 1 The acquisition of these shares occurred in accordance with a Rule
        10b5-1 Sales Plan.

Note: 2 The sale of these shares was completed in accordance with a Rule 10b5-1
        Sales Plan.

Note: 3 Includes 1,229 Shares acquired under the Company's Employee Stock
        Purchase Plan in January 2002.

Note: 4 The exercise of these options was completed in accordance with a Rule
        10b5-1 Sales Plan.